Exhibit 10.7

EQUITY AWARD ACCELERATION AND SHARE RESTRICTION AGREEMENT

This Equity Award Acceleration and Share Restriction Agreement (this “Agreement”) is made and entered into as of December 31, 2015 (the “Effective Date”), by and between BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), and Jonathan P. Klassen (“Holder”).

R E C I T A L S

A. WHEREAS, Holder currently holds the unvested restricted stock awards and unvested performance units described on Exhibit 1 attached hereto (collectively, the “Unvested Equity Awards”).

B. WHEREAS, a portion of the Unvested Equity Awards are scheduled to vest on January 1, 2016, in accordance with their terms (the “January 2016 Unvested Equity Awards”), which January 2016 Unvested Equity Awards are identified on Exhibit 1 attached hereto.

C. WHEREAS, a portion of the Unvested Equity Awards are scheduled to vest after January 1, 2016, in accordance with their terms (the “Additional Unvested Equity Awards”), which Additional Unvested Equity Awards are separately identified on Exhibit 1 attached hereto.

D. WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of October 7, 2015, among the Company, BioMed Realty, L.P. (the “Partnership”) and BRE Edison Holdings, L.P. (“Parent”), BRE Edison L.P. and BRE Edison Acquisition L.P. (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Parent.

E. WHEREAS, the Company has agreed to accelerate the vesting of the Unvested Equity Awards so that such awards shall vest and/or be settled effective as of December 31, 2015, subject to Holder’s execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Holder agree as follows.

1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until the first to occur of (a) the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (b) the date of Holder’s Qualifying Termination (as defined below), provided such Qualifying Termination occurs prior to the Merger Termination Date (as defined below), or (c) the lapse of the Transfer Restrictions and the Forfeiture Restrictions set forth herein with respect to all shares of the Company’s common stock (the “Shares”) issued to Holder upon the accelerated vesting of the Additional Unvested Equity Awards. Following the expiration of the term of this Agreement, the Transfer Restrictions and the Forfeiture Restrictions, if any, set forth herein shall lapse and no longer apply.

2. ACCELERATED VESTING OF EQUITY AWARDS. Subject to Holder’s continued employment with the Company through December 31, 2015:

2.1 The vesting of the January 2016 Unvested Equity Awards shall accelerate and such awards shall become vested and/or settled in Shares effective as of December 31, 2015, in the amounts set forth on Exhibit 1 attached hereto (the “January 2016 Accelerated Equity Awards”); and

2.2 The vesting of the Additional Unvested Equity Awards shall accelerate and such awards shall become vested and/or settled in Shares effective as of December 31, 2015, in the amounts set forth on Exhibit 1 attached hereto (the “Additional Accelerated Equity Awards,” and together with the January 2016 Accelerated Equity Awards, the “Accelerated Equity Awards”).

3. TRANSFER RESTRICTIONS.

3.1 Unless Holder receives the Company’s prior written consent, the Holder shall not sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of (collectively, “Transfer”) the Shares issued pursuant to the Additional Accelerated Equity Awards, and any attempted Transfer thereof is strictly prohibited and shall be null and void (the “Transfer Restrictions”). Notwithstanding the forgoing sentence, for the avoidance of doubt, the Transfer Restrictions shall not apply to any Transfer expressly contemplated by the Merger Agreement.

3.2 The Transfer Restrictions set forth in Section 3.1 above shall lapse and no longer apply following the date on which the Additional Accelerated Equity Awards would have otherwise vested absent the acceleration of vesting set forth in Section 2 above pursuant to the Company’s 2004 Incentive Award Plan, as amended (the “2004 Plan”), the award agreements issued thereunder pursuant to which such Additional Accelerated Equity Awards were granted (the “Award Agreements”) or the Change in Control and Severance Agreement (as defined below).

3.3 Notwithstanding the forgoing, in the event that the Merger Agreement is terminated pursuant to its terms (the “Merger Termination Date”) or (b) the Closing does not occur prior to April 8, 2016, the Company shall, upon Holder’s written request, waive the Transfer Restrictions to permit Holder’s sale of Shares issued to Holder with respect to the Additional Accelerated Equity Awards to the extent necessary to assist Holder in meeting his or her federal and state income tax obligations arising as a result of the acceleration of the Additional Accelerated Equity Awards, as determined by the Company in its reasonable good faith judgment.

4. REVESTING OF SHARES.

4.1 Unless Holder’s employment is terminated prior to the Merger Termination Date as a result of a Qualifying Termination or Holder’s voluntary termination for any reason, Holder hereby agrees that any Shares issued to Holder pursuant to the accelerated vesting of the Additional Accelerated Equity Awards pursuant to Section 2 above, the vesting of which was performance-based, shall automatically and without further action by the Company or Holder, as of the Merger Termination Date, become “Unvested Shares” for purposes of this Agreement. Notwithstanding the foregoing, in the event Holder’s employment is terminated for Cause prior to the Merger Termination Date, Holder shall immediately forfeit any and all Shares issued pursuant the Additional Accelerated Equity Awards pursuant to Section 2.

4.2 Subject to the provisions of Sections 4.3 and 4.4 below, in the event of Holder’s termination of employment or service with the Company or any of its subsidiaries for any reason following the Merger Termination Date, or in the event the Unvested Shares fail to vest pursuant to Section 4.3 because of the Company’s failure to satisfy the applicable performance objectives under the applicable Award Agreement, all of the Unvested Shares, or such portion of the Unvested Shares that has failed to vest on the applicable vesting dates pursuant to Section 4.3, shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”). Upon the occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the Unvested Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being forfeited by Holder.

4.3 Following the Merger Termination Date, any Unvested Shares shall be released from the Forfeiture Restriction in accordance with the performance-based vesting schedule set forth in the Award Agreement which previously governed the Additional Accelerated Equity Award pursuant to which such Unvested Shares were issued (the “Original Award Agreement”). As soon as administratively practicable following the release of any Shares from the Forfeiture Restriction, the Company shall deliver to Holder the Shares so released. Holder (or the beneficiary or personal representative of Holder in the event of Holder’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

4.4 The Shares issued upon acceleration of the Additional Accelerated Equity Awards pursuant to Section 2 above and Holder’s executed Stock Power and Assignment shall be held by the Company until such Shares are fully released from the Forfeiture Restriction (if applicable) and the Transfer Restrictions. In such event, Holder shall not retain physical custody of any certificates representing Unvested Shares issued to Holder. Holder, by execution of this Agreement, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Holder’s attorney(s)-in-fact to effect any transfer of forfeited Unvested Shares to the Company as may be required pursuant to this Agreement, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

4.5 Except as otherwise provided herein, upon the vesting of, or issuance of the Shares by the Company pursuant to the accelerated vesting of, the Accelerated Equity Awards, Holder shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

4.6 The Forfeiture Restriction on the Unvested Shares shall not lapse if the lapsing of such restrictions would likely result in any of the following:

(a) a violation of the restrictions or limitations on ownership provided for from time to time under the terms of the organizational documents of the Company; or

(b) income to the Company or any other circumstance that could impair the Company’s status as a real estate investment trust, within the meaning of Section 856 through 860 of the Code.

5. BONUS REPAYMENT. In the event of Holder’s voluntary resignation other than for Good Reason prior to the Closing or the Merger Termination Date, as applicable, Holder agrees to repay to the Company within thirty (30) days following such termination of employment any annual cash bonus amount paid to Holder by the Company with respect to the Company’s 2015 fiscal year.

6. BEST PAY AGREEMENT. This Agreement shall be subject to the terms and conditions set forth in that certain letter agreement dated as of December 31, 2015, between Holder, the Company and BioMed Realty, L.P. related to certain potential reductions in the compensation payable to Holder in the event that any payment or benefit received or to be received by Holder pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of Holder’s employment) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

7. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings given below:

7.1 “Cause” shall have the meaning given to such term in the Change in Control and Severance Agreement.

7.2 “Change in Control and Severance Agreement” means that certain Change in Control and Severance Agreement, dated as of August 28, 2013, among the Company, the Partnership and Holder, as in effect on the Effective Date.

7.3 “Disability” shall mean the absence of Holder from Holder’s duties with the Company on a full-time basis for ninety (90) consecutive days or on a total of one hundred eighty (180) days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to Holder or Holder’s legal representative.

7.4 “Good Reason” shall have the meaning given to such term in the Change in Control and Severance Agreement.

7.5 “Qualifying Termination” means a termination of Holder’s employment with the Company or any of its subsidiaries as a result of (i) Holder’s termination by the Company or any of its subsidiaries without Cause, (ii) Holder’s voluntary resignation for Good Reason, (iii) Holder’s death, or (iv) Holder’s Disability.

8. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

8.1 Legends. Holder understands and agrees that the Company may place the legend set forth below, or a similar legend, on any stock certificate(s) evidencing Unvested Shares, if any, together with any other legends that may be required by state or federal securities laws, the Company’s organizational documents, any other agreement between such Holder and the Company or any third party:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

As soon as administratively practicable following the release of any Unvested Shares from the Forfeiture Restriction, the Company shall remove any such legends placed on the stock certificate(s), if any, evidencing the Unvested Shares.

8.2 Stop-Transfer Instructions. Holder agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Shares have been so transferred.

9. GENERAL PROVISIONS.

9.1 Successors and Assigns, Assignment. The Company may assign any of its rights and obligations under this Agreement. Any assignment of rights and obligations by any other party to this Agreement requires the Company’s prior written consent. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

9.2 Right of Termination Unaffected. Nothing in this Agreement will be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company or any of its subsidiaries or affiliates to terminate Holder’s employment with the Company or any of its subsidiaries or affiliates at any time for any reason or no reason, with or without Cause (it being understood that this Section 9.2 shall have no effect on the effectiveness of, and the obligations of the Company under, the 2004 Plan, the Award Agreements or the Change in Control and Severance Agreement).

9.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws. THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

9.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most recent physical or email address for Holder listed in the Company’s personnel records. By a notice given pursuant to this Section 9.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

9.5 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “Sections” and “Exhibits” will mean “sections” and “exhibits” to this Agreement.

9.6 Amendments and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section 9.6 will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

9.7 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

9.8 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.9 Entire Agreement. This Agreement (together with the other documents referenced therein) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof and thereof.

9.10 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

9.12 Tax Representations. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

9.13 Withholding. All amounts payable to Holder under this Agreement shall be subject to any and all federal, state, local and foreign taxes required to be withheld pursuant to applicable law.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Equity Award Acceleration and Share Restriction Agreement as of the date first written above.

HOLDER:		COMPANY:

JONATHAN P. KLASSEN		BIOMED REALTY TRUST, INC.

By:	/s/ Jonathan P. Klassen	By:	/s/ Greg N. Lubushkin

Address:		Name: Greg N. Lubushkin Title: Chief Financial Officer

Address: 17190 Bernardo Center Drive San Diego, CA 92128

LIST OF EXHIBITS

Exhibit 1:	Unvested Equity Awards
Exhibit 2:	Stock Power and Assignment Separate from Stock Certificate

EXHIBIT 1

UNVESTED EQUITY AWARDS

January 2016 Unvested Equity Awards
Grant Date	Restricted Stock or Performance Units	Number of Shares/Units (at Maximum Value) to be Accelerated
1/15/2014	Restricted Stock	3,788
1/28/2015	Restricted Stock	3,342

Additional Unvested Equity Awards
Grant Date	Restricted Stock or Performance Units	Number of Shares/Units (at Maximum Value) to be Accelerated	Vesting Schedule Absent Acceleration
12/9/2011	Restricted Stock	3,377	3,377 Shares on 3/1/2016
8/3/2012	Restricted Stock	1,724	1,724 Shares on 9/1/2016
1/30/2013	Restricted Stock	4,444	2,222 Shares on each of 3/1/2016 and 3/1/2017
7/31/2013	Restricted Stock	6,780	3,390 Shares on each of 9/1/2016 and 9/1/2017
1/15/2014	Restricted Stock	7,576	3,788 Shares on each of 1/1/2017 and 1/1/2018
1/28/2015	Restricted Stock	10,026	3,342 Shares on each of 1/1/2017, 1/1/2018 and 1/1/2019
1/15/2014	Performance Units	30,300	1/1/2017
1/28/2015	Performance Units	26,736	1/1/2018

The performance unit awards shall vest as determined under the applicable Award Agreements for such performance units, except that with respect to the performance unit awards with an original Measurement Date (as defined in the Award Agreement for such performance units) of December 31, 2016 or December 31, 2017, the Measurement Date and the Determination Date shall be deemed to be December 31, 2015 and the Ending Average Market Value of the Company’s common stock shall be deemed to be $23.75 per share.

EXHIBIT 2

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Equity Award Acceleration and Share Restriction Agreement dated as of December 31, 2015 (the “Agreement”), the undersigned hereby sells, assigns and transfers unto ______________________________, __________ shares of the common stock, $0.01 par value per share, of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented by Certificate No(s). ____ delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND ANY EXHIBITS THERETO.

Dated:

HOLDER

(Signature)

Jonathan P. Klassen
(Please Print Name)

Instructions to Holder: Please do not fill in any blanks other than the signature line. The purpose of this Stock Power and Assignment is to enable the Company and/or its assignee(s) to acquire the shares pursuant to the Forfeiture Restriction set forth in the Agreement without requiring an additional signature on the part of the Holder.